Exhibit 99.1

1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE
news	Contacts
	MEDIA	Jim Sabourin	423 294 6300
	INVESTORS	Thomas A. H. White	423 294 8996
		Rob Lockerman	423 294 7498

Best announces retirement from Unum

CHATTANOOGA, Tenn. (Oct. 6, 2011) – Unum Group (NYSE:UNM) today announced that Robert O. Best, executive vice president of Global Services, will be retiring from the company at year end.

“Words can’t express how valuable Bob has been to our company over the years,” said Thomas R. Watjen, chief executive officer of Unum. “In addition to serving at one point earlier in his career as chief operating officer of Colonial Life, Bob has for so many years guided our Information Technology efforts and most recently launched our Global Services initiative that is critically important to our future success. He has made a tremendous contribution as a member of my executive team in helping to run the company.

“We will certainly miss Bob’s leadership, and we wish him well in retirement,” added Watjen.

Best began his career with Colonial Life, where he rose to executive vice president and chief operating officer. He later was named senior vice president and chief information officer for Provident, followed by executive vice president and chief operating officer for Unum US. In 2010, Best was named executive vice president of Global Services for Unum. In this capacity, he oversees information technology as well as the development and execution of a global operating model across all Unum companies.

“As I look back on my 39 years with Unum, Provident and Colonial Life, I’m proud to say they’ve been both satisfying and rewarding,” said Best. “We built a global IT organization that is the backbone of Unum and that has allowed the company to launch innovative products and services. We also embarked on a groundbreaking globalization initiative to find ways we can operate more effectively throughout the company.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

“In short, there is much to be proud of, and none of it would have been possible without the support of the many outstanding people here at Unum,” Best continued. “I’m fortunate to have had so many wonderful opportunities during my career, and I wish Tom and the company well in the years ahead.”

Watjen announced that Chris Jerome, currently senior vice president of Risk Operations for Unum US, will join the Global Services organization as senior vice president of Global Services and assume Bob’s role at year end.

“Chris has been heavily involved in our globalization initiative, and both Bob and I have tremendous confidence in his ability to lead the Global Services organization and build on the strong foundation that has been established,” Watjen said. “Bob will be working closely with Chris through the remainder of the year to ensure a smooth transition.”

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ABOUT UNUM

Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of group and individual disability income protection insurance in the United States and the United Kingdom.

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.